Exhibit 99.1
Airvana, Inc. to be Acquired for Approximately $530 Million in Cash
Airvana Shareholders to Receive $7.65 per Share in Cash Representing 23% Premium;
Company to Host Conference Call at 10:00 a.m. Today
CHELMSFORD, Mass.—(BUSINESS WIRE)—Airvana, Inc. (NASDAQ: AIRV — News), a leading provider of mobile broadband network infrastructure products, today announced that it has entered into a definitive agreement with a newly formed company to be owned by affiliates of S.A.C. Private Capital Group, LLC, GSO Capital Partners LP, Sankaty Advisors LLC and ZelnickMedia, in a transaction valued at approximately $530 million.
Under the terms of the agreement, at closing, each share of Airvana common stock will be exchanged for $7.65 cash, representing a premium of approximately 23% over the closing share price on December 17, 2009. Certain members of management of Airvana, including Randy Battat, President and CEO, and founders Vedat Eyuboglu and Sanjeev Verma, will exchange a portion of their shares for an equity interest in the acquirer. Merle Gilmore, former President of Motorola’s Communications Enterprise, will serve as Chairman of the Company following the closing.
“As we transition to a private company, Airvana will continue to focus on its two major mobile broadband product lines, EV-DO software and femtocells,” Battat said. “Our customers should expect the same great products delivered by the same great team.”
“We are enormously excited about the opportunity to work with such a strong management team and talented group of employees to build on Airvana’s impressive track record,” said Gilmore.
72 Mobile Holdings, LLC, the entity formed to acquire Airvana, Inc., has secured committed financing, consisting of a combination of equity to be provided by the investor group and debt financing led by GSO Capital Partners LP on behalf of funds managed by it and its affiliates. There is no financing condition to the obligation of the investor group to consummate the transaction.
The transaction was unanimously approved on December 17, 2009 by Airvana’s Board of Directors (other than Mr. Battat and Mr. Verma, who abstained) and by a Special Committee of independent directors. The Special Committee, which did not include any member of management, was established to undertake a review of Airvana’s strategic alternatives.

Completion of the transaction is subject to approval of Airvana shareholders, regulatory approvals and other closing conditions and is expected to occur by the end of the first quarter of 2010.
Goldman, Sachs & Co. is acting as financial advisor, and Ropes & Gray LLP is acting as legal counsel, to Airvana’s Special Committee. WilmerHale LLP is acting as Airvana’s legal counsel. Perella Weinberg Partners is serving as financial advisor, and Simpson Thacher & Bartlett LLP is serving as legal counsel, to the acquirer.
Airvana to Host Conference Call
Airvana, Inc. will host a conference call at 10:00 a.m. ET today to discuss the transaction. The conference call will be webcast live on the Internet and can be accessed on the Investor Relations section of the company’s website, www.airvana.com. The conference call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. A replay of the webcast will be archived on Airvana’s website.
About Airvana, Inc.
Airvana helps operators transform the mobile experience for users worldwide. Airvana, Inc.’s high-performance technology and products, from comprehensive femtocell solutions to core mobile network infrastructure, enable operators to deliver compelling and consistent broadband services to mobile subscribers, wherever they are. Airvana, Inc.’s products are deployed in over 70 commercial networks on six continents. Airvana, Inc. is headquartered in Chelmsford, Mass., USA, with offices worldwide. For more information, please visit www.airvana.com.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
Airvana, Inc. plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Airvana, Inc., 72 Mobile Investors, LLC, the merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.
Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by 72 Mobile Investors, LLC and Airvana, Inc. through the web site maintained by the SEC at www.sec.gov.
In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Airvana, Inc. by contacting Investor Relations at (978) 250-3000.
Airvana, Inc., its directors and executive officers may be deemed to be participants in the solicitation of proxies from Airvana, Inc.’s stockholders with respect to the transactions contemplated by the merger agreement. Information regarding Airvana, Inc.’s directors and executive officers is contained in Airvana, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2008 and its proxy statement dated April 21, 2009, which are filed with the SEC. As of December 11, 2009, Airvana, Inc.’s directors and executive officers beneficially owned approximately 35,096,231 shares, or 56%, of Airvana, Inc.’s common stock. A more complete description will be available in the Proxy Statement.
Forward-Looking Statements
Statements in this press release regarding the proposed transaction between 72 Mobile Investors, LLC and Airvana, Inc., the expected timetable for completing the transaction, future financial and operating results, benefits of the transaction, future opportunities for the combined company, and any other statements about 72 Mobile Investors, LLC and Airvana, Inc., managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the failure to complete the necessary debt and equity financing arrangements contemplated by the commitment letters received in connection with the merger; the occurrence of any event or proceeding that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure of the closing conditions to be satisfied; the outcome of any legal proceedings that may be instituted in connection with the merger and the other factors described in Airvana, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2008 and its most recent quarterly report filed with the SEC. 72 Mobile Investors, LLC and Airvana, Inc. disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
Investor contact:
Sharon Merrill Associates
David Reichman, 617-542-5300
AIRV@InvestorRelations.com